Exhibit 3.1 and 4.1

CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF THE FLOATING
NON-CUMULATIVE PERPETUAL PREFERRED STOCK,
SERIES A

(Liquidation Preference $200,000 per share)

OF

BBVA COMPASS BANCSHARES, INC.

_________________________

Pursuant to Sections 21.155 and 21.156 of the

Texas Business Organizations Code

_________________________

BBVA Compass Bancshares, Inc., a Texas corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY that, pursuant to resolutions of a duly authorized committee of the Board of Directors of the Corporation adopted on November 25, 2015 the creation of Floating Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, liquidation preference $200,000 per share (“Series A”), of the Corporation was authorized and the designation, preferences, privileges, voting rights, and other special rights and qualifications, limitations and restrictions of the Series A, in addition to those set forth in the Certificate of Formation and Bylaws of the Corporation, are fixed as follows:

1. Designation. The distinctive serial designation of such series of preferred stock is “Floating Non-Cumulative Perpetual Preferred Stock, Series A.” Each share of Series A shall be identical in all respects to every other share of Series A, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) below.

2. Number of Shares. The authorized number of shares of Series A shall be 30,000,000. Shares of Series A that are redeemed, purchased or otherwise acquired by the Corporation or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock; provided that this Section 2 shall not apply to any purchase or other acquisition of shares of Series A by any subsidiary of the Corporation.

3. Definitions. As used herein with respect to Series A:

(a) “Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. “Affiliated” and “Affiliation” shall have correlative meanings.

(b) “Board of Directors” means the board of directors of the Corporation.

(c) “Bylaws” means the amended and restated bylaws of the Corporation, as they may be amended from time to time.

(d) “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

(e) “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series A is outstanding, a person or entity appointed and serving as such agent. The Calculation Agent may be a person or entity affiliated with the Corporation.

(f) “Certificate of Designation” means this Certificate of Designation relating to the Series A, as it may be amended or supplemented from time to time.

(g) “Certification of Formation” shall mean the amended and restated certificate of formation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designation.

(h) “Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

(i) “Code” has the meaning set forth in Section 8(c).

(j) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(k) “Definitive Series A Certificate” means one or more certificates representing shares of Series A registered in the name of the Holder thereof and issued in accordance with Section 9, except that any such Definitive Series A Certificate shall not bear the Global Certificate Legend and shall not have a schedule of increases or decreases.

(l) “Dividend Parity Stock” means any other class or series of capital stock of the Corporation that ranks equally with the Series A in the payment of dividends, whether cumulative or non-cumulative.

(m) [Reserved]

(n) [Reserved]

(o) “Dividend Record Date” has the meaning set forth in Section 4(a).

(p) “DTC” has the meaning set forth in Section 6(c).

(q) “ERISA” has the meaning set forth in Section 8(c).

(r) “Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

(u) [Reserved]

(v) “Floating Rate Dividend Payment Date” means March 1, June 1, September 1 and December 1 of each year, commencing on March 1, 2016, subject to adjustment as described in Section 4(a). For the avoidance of doubt, the first Floating Rate Dividend Payment Date shall be March 1, 2016.

(w) [Reserved]

(x) “Floating Rate Dividend Period” means the period beginning on, and including, the Original Issue Date and ending on, but excluding, the first Floating Rate Dividend Payment Date (or any earlier redemption date on which the Series A are to be redeemed in full (pursuant to Section 6 hereof)) and each successive period beginning on, and including, a Floating Rate Dividend Payment Date and ending on, but excluding, the next Floating Rate Dividend Payment Date (or any earlier redemption date on which the Series A are to be redeemed in full (pursuant to Section 6 hereof), except that for any share of Series A issued after the Original Issue Date, the initial Floating Rate Dividend Period for such shares may commence on and include the Original Issue Date or such other date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and shall end on and exclude the next Floating Rate Dividend Payment Date, and the Corporation shall disclose such initial Floating Rate Dividend Period to the holders of shares of Series A then outstanding.

(y) “Global Certificates” means one or more global certificates representing shares of Series A registered in the name of the Holder thereof that bears the Global Certificate Legend.

(z) “Global Certificate Legend” means the global certificate legend set forth in Annex II hereto, which is required to be placed on all Global Certificates issued under this Certificate of Designation.

(aa) “Holder” means the Person in whose name a certificate is registered on the Transfer Agent’s books and records.

(bb) “Junior Stock” means any class or series of capital stock of the Corporation that ranks junior to Series A as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation. Junior Stock includes the Common Stock.

(cc) “LIBOR Determination Date” means the second London Business Day immediately preceding the first day of the relevant Floating Rate Dividend Period.

(dd) “Liquidation Preference” has the meaning set forth in Section 5(b).

(ee) “London Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

(ff) [Reserved]

(gg) “Original Issue Date” means December 3, 2015.

(hh) “Person” means any natural person, joint venture, general or limited partnership, corporation, limited liability company, trust, firm, association or organization or other legal entity.

(ii) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A.

(jj) [Reserved]

(kk) “QIB” has the meaning set forth in Section 8(a)(2)(ii).

(ll) “Regulation S” means Regulation S under the Securities Act.

(mm) “Regulation S Global Certificate” has the meaning set forth in Section 9(b).

(nn) “Regulation S Shares” has the meaning set forth in Section 9(b).

(oo) “Regulatory Capital Treatment Event” has the meaning set forth in Section 6(a).

(pp) “Resale Restriction Termination Date” has the meaning set forth in Section 9(f).

(qq) “Restricted Period” means the period beginning on the Original Issue Date and ending 40 days after such date.

(rr) “Reuters” means Reuters 3000 Xtra Service or any successor service.

(ss) “Rule 144A” has the meaning set forth in Section 8(a)(2)(ii).

(tt) “Rule 144A Global Certificate” has the meaning set forth in Section 9(a).

(uu) “Rule 144A Shares” has the meaning set forth in Section 9(a).

(vv) “Securities Act” means the Securities Act of 1933, as amended.

(ww) “Series A Stock Certificate” means one or more certificates evidencing ownership of a share or shares of Series A, which will exclusively be in the form of one or more Global Certificates as of the Original Issue Date and may be represented by Definitive Series A Certificates only as provided in Section 9.

(xx) “Similar Law” has the meaning set forth in Section 8(c).

(yy) “Three-Month LIBOR” means, with respect to any Floating Rate Dividend Period, Three-Month LIBOR as determined by the Calculation Agent on the LIBOR Determination Date in the following manner:

(i) the rate for deposits in U.S. dollars for a period of three months, commencing on the first day of such Floating Rate Dividend Period, that appears on Reuters screen page “LIBOR01”, on Bloomberg screen page “US0003M Index HP”, or any successor page, at approximately 11:00 a.m., London time, on that LIBOR Determination Date.

(ii) If no such rate appears, then the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, selected by the Calculation Agent as directed by the Corporation, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of such Floating Rate Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that LIBOR Determination Date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that LIBOR Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the first day of such Floating Rate Dividend Period as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that LIBOR Determination Date, by three major banks in New York City, selected by the Calculation Agent as directed by the Corporation, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the first day of such Floating Rate Dividend Period, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the Calculation Agent are not quoting as set forth above, LIBOR for that LIBOR Determination Date will be the same as LIBOR for the immediately preceding Floating Rate Dividend Period.

(zz) “Transfer” means directly or indirectly (whether by merger, operation of law or otherwise) to sell, transfer, assign or otherwise dispose of any direct or indirect economic, voting or other rights in or to shares of the Series A, including by means of the Transfer of an interest in a Person that directly or indirectly holds such shares. “Transferee”, “Transferor”, “Transferred” and “Transferring” shall have correlative meanings.

(aaa) “Transfer Agent” means the transfer agent with respect to the Series A, which shall be Computershare Inc. as of the Original Issue Date, and its successor, including any successor transfer agent appointed by the Corporation.

(bbb) “Voting Preferred Stock” means any class or series of Preferred Stock of the Corporation ranking equally with the Series A as to dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which voting rights that are substantially similar to those pertaining to the Series A have been conferred and are exercisable. Whether a plurality, majority or other portion of the shares of Series A and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the shares voted.

4. Dividends.

(a) Rate. Holders of Series A will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends under Texas law, non-cumulative cash dividends from the Original Issue Date (in the case of the initial Floating Rate Dividend Period only) or the immediately preceding Floating Rate Dividend Payment Date, in arrears on each Floating Rate Dividend Payment Date, commencing on March 1, 2016. Dividends will accrue on the liquidation preference amount of $200,000 per share during each Floating Rate Dividend Period, from, and including, the Original Issue Date to, but excluding, any applicable redemption date on which the Series A are to be redeemed in full (pursuant to Section 6 hereof), at a rate equal to Three-Month LIBOR as determined for that Floating Rate Dividend Period plus 5.24%, computed on the basis of a 360-day year and the actual number of days elapsed. Dividends for the initial Floating Rate Dividend Period for shares of Series A issued on the Original Issue Date will be calculated from the Original Issue Date. If any scheduled Floating Rate Dividend Payment Date is not a Business Day, then the Floating Rate Dividend Payment Date will be postponed to the next succeeding Business Day unless such day falls in the next calendar month, in which case the Floating Rate Dividend Payment Date will be brought forward to the immediately preceding day that is a Business Day, and, in either case, dividends will accrue to, but excluding, the date dividends are paid. In the event that the Corporation issues additional shares of Series A after the Original Issue Date, dividends on such shares may accrue from the Original Issue Date or any other date specified by the Board of Directors or an authorized committee thereof at the time such additional shares are issued.

Dividends that are payable on Series A on any Floating Rate Dividend Payment Date will be payable to Holders of record of Series A as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Floating Rate Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Floating Rate Dividend Payment Date (each, a “Dividend Record Date”).

Holders of Series A shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A as specified in this Section 4 (subject to the other provisions of this Certificate of Designation).

Dividends on shares of the Series A will not be cumulative. Accordingly, if the Board of Directors (or a duly authorized committee thereof) does not declare a dividend on the Series A, or declares a dividend on the Series A in an amount less than that corresponding to the applicable dividend rate, in respect of any Floating Rate Dividend Period before the related Floating Rate Dividend Payment Date, the Corporation will have no obligation to pay any dividend or supplement the dividend (if any) that the Corporation may have paid, as the case may be, for that Floating Rate Dividend Period on the Floating Rate Dividend Payment Date or at any future time, whether or not dividends on the Series A are declared for any future Floating Rate Dividend Period.

The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Floating Rate Dividend Period, will be on file at the Corporation’s principal offices, will be made available to any Holder upon request and will be final and binding in the absence of manifest error.

(b) Priority of Dividends. The Series A will rank (i) senior to the Common Stock and any other class or series of the Corporation’s capital stock (including the Corporation’s Preferred Stock) expressly stated to be junior to the Series A, (ii) junior to any class or series of the Corporation’s capital stock (including the Corporation’s Preferred Stock) that is expressly stated to be senior to the Series A (issued with the requisite consent of the Holders of the Series A, if required) and (iii) equally with each other class or series of Preferred Stock the Corporation may issue that is not expressly stated to be senior or junior to the Series A, in each case with respect to the payment of dividends of the Corporation.

So long as any share of Series A remains outstanding, no dividend or distribution shall be paid or declared (or set aside for payment) on Junior Stock, and no Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation (nor shall the Corporation set aside a sum sufficient for the undertaking of such purchase, redemption or acquisition), directly or indirectly, during a Floating Rate Dividend Period, unless the full dividend for the latest completed Floating Rate Dividend Period on all outstanding shares of Series A has been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). The foregoing limitation shall not apply to:

•	repurchases, redemptions or other acquisitions of shares of Junior Stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment or stockholder stock purchase plan;

•	an exchange, redemption, reclassification or conversion of any class or series of Junior Stock, or any junior stock of a subsidiary of the Corporation, for any class or series of Junior Stock;

•	the purchase of fractional interests in shares of Junior Stock under the conversion or exchange provisions of Junior Stock or the security being converted or exchanged;

•	any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan;

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock;

•	purchases or any other transactions by any Affiliate of the Corporation solely for the purpose of market making, stabilization or customer facilitation transactions in Junior Stock in the ordinary course of its business;

•	purchases by any Affiliate of the Corporation of the Junior Stock for resale pursuant to an offering by the Corporation of such Junior Stock underwritten by any such Affiliate;

•	the acquisition by the Corporation or any of its Affiliates of record ownership in Junior Stock for the beneficial ownership of any other Persons (other than for the beneficial ownership by the Corporation or any of its Affiliates), including as trustees or custodians; or

•	intra-group Transfers of Junior Stock among Affiliates of the Corporation.

When dividends on the Series A or any shares of Dividend Parity Stock are not paid in full (or set aside for payment) on any Floating Rate Dividend Payment Date (or, in the case of Dividend Parity Stock having dividend payment dates different from the Floating Rate Dividend Payment Dates, on a dividend payment date falling within the related Floating Rate Dividend Period), all dividends declared on the Series A and all such Dividend Parity Stock payable on such Floating Rate Dividend Payment Date (or, in the case of Dividend Parity Stock having dividend payment dates different from the Floating Rate Dividend Payment Dates, on a dividend payment date falling within the related Floating Rate Dividend Period) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series A and all Dividend Parity Stock payable on such Floating Rate Dividend Payment Date (or, in the case of Dividend Parity Stock having dividend payment dates different from the Floating Rate Dividend Payment Dates, on a dividend payment date falling within the related Floating Rate Dividend Period) bear to each other.

Subject to the foregoing, dividends (payable in cash, securities or other property) may be determined by the Board of Directors or a duly authorized committee of the Board of Directors and may be declared and paid on the Common Stock and any stock ranking, as to dividends, equally with or junior to the Series A, from time to time out of any funds legally available for such payment, and the Series A shall not be entitled to participate in any such dividends.

(c) Restrictions on the Payment of Dividends. Dividends on the Series A will not be declared, paid or set aside for payment if the Corporation fails to comply, or if and to the extent such act would cause the Corporation to fail to comply, with applicable laws and regulations, including the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) applicable to the Corporation.

5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, Holders of Series A shall be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, after satisfaction of all liabilities to creditors, if any, of the Corporation and subject to the rights of holders of any shares of capital stock of the Corporation then outstanding ranking senior to or pari passu with the Series A in respect of distributions upon liquidation, dissolution or winding up of the Corporation, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock or any other classes or series of capital stock of the Corporation ranking junior to the Series A as to such distribution, a liquidating distribution in an amount equal to $200,000 per share, together with an amount equal to all dividends, if any, that have been declared but not paid prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date). Holders of the Series A will not be entitled to any other amounts from the Corporation after they have received their full Liquidation Preference (as defined below).

(b) Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preference in full to all Holders of Series A and all holders of any stock of the Corporation ranking equally with the Series A as to such distribution, the amounts paid to the Holders of Series A and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preference of the Holders of Series A and the holders of all such other stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock other than Series A and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). Holders of the Series A will not be entitled to any other amounts from the Corporation after they have received the full amounts provided for in this Section 5 and will have no right or claim to any of the Corporation’s remaining assets.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all Holders of Series A and any other shares of the Corporation’s stock ranking equally as to the Liquidation Preference, the holders of stock of the Corporation ranking junior as to the Liquidation Preference shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with or into any other corporation or other entity, including a merger or consolidation in which the Holders of Series A receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

6. Redemption.

(a) Optional Redemption. The Corporation may, at its option, redeem the Series A (i) in whole or in part, from time to time, on any Floating Rate Dividend Payment Date on or after December 1, 2022 or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event (as defined below), in each case upon notice given as provided in Section 6(c) below, at a redemption price equal to $200,000 per share, together with (except as otherwise provided herein below) any declared and unpaid dividends to, but excluding, the date fixed for redemption, without accumulation of any undeclared dividends. The redemption price for any shares of Series A shall be payable on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared and unpaid dividend for the then current Floating Rate Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Floating Rate Dividend Period shall not be paid to the Holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the Holder of record of the redeemed shares on such Dividend Record Date relating to the Floating Rate Dividend Payment Date as provided in Section 4 above.

A “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or clarification of or change in (including any announced prospective amendment to, clarification of or change in), the laws or regulations or policies of the United States or any political subdivision of or in the United States that is enacted or becomes effective after December 3, 2015, (ii) any proposed change in those laws or regulations or policies that is announced or that becomes effective after December 3, 2015, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies that is announced or that becomes effective after December 3, 2015, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation preference amount of $200,000 per share of Series A then outstanding as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of Series A is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to the Corporation as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

(b) No Sinking Fund. The Series A will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A will have no right to require the redemption or repurchase of any shares of Series A.

(c) Notice of Redemption. Notice of every redemption of shares of Series A shall be given by first class mail, postage prepaid, addressed to the Holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series A designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A. Notwithstanding the foregoing, if the shares of Series A are held in book-entry form through The Depository Trust Company (“DTC”) or any other similar facility, notice of redemption may be given to the Holders of Series A at such time and in any manner permitted by such facility. Each such notice given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series A to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series A at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Notwithstanding the foregoing, if the shares of Series A are held in book-entry form through DTC or any other similar facility, the shares of Series A to be redeemed shall be selected in accordance with the procedures of such facility. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series A shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of any shares of Series A so called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without accumulation of any undeclared dividends. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the Holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

7. Voting Rights.

(a) General. The Holders of Series A shall not have any voting rights except as set forth below and as determined by the Board of Directors or an authorized committee thereof or as otherwise from time to time required by law.

(b) [Reserved]

(c) Other Voting Rights. So long as any shares of Series A are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Formation, the vote or consent of the Holders of at least two-thirds of the shares of Series A and any Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the provisions of the Certificate of Formation or this Certificate of Designation to authorize or create, or increase the authorized amount of, any shares of any class or series of stock of the Corporation ranking senior to the Series A with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; or

(ii) Amendment of Series A. Any amendment, alteration or repeal of any provision of the Certificate of Formation or this Certificate of Designation, whether by merger, consolidation or otherwise, so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized or issued Series A or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of Preferred Stock ranking equally with, or junior to, the Series A with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers of, and will not require the affirmative vote or consent of, the Holders of outstanding shares of Series A.

If any amendment, alteration or repeal specified in this Section 7(c) would adversely affect one or more but not all series of Voting Preferred Stock (including the Series A for this purpose), then only such series of Preferred Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class in lieu of all other series of Preferred Stock. If all series of Preferred Stock are not equally affected by the proposed amendment, alteration or repeal described above, there shall be required a two-thirds approval of each series adversely affected thereby.

(d) Changes for Clarification. Without the consent of the Holders of the Series A, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series A, the Corporation may amend, alter, supplement or repeal any terms of the Series A:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Series A that is not inconsistent with the provisions of this Certificate of Designation.

(e) Changes after Provision for Redemption. No vote or consent of the Holders of Series A shall be required pursuant to Section (b), (c) or (d) above if, at or prior to the time when the act with respect to which any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.

(f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series A (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Formation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series A is listed or traded at the time. Whether the vote or consent of the Holders of a plurality, majority or other portion of the shares of Series A and any Voting Preferred Stock has been cast or given on any matter on which the Holders of shares of Series A are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

8. Transfer Restrictions.

(a) (1) In the case of Rule 144A Shares, prior to the date which is one year after the later of the Original Issue Date and the last date on which the Corporation or any Affiliate of the Corporation was the owner of such shares or a beneficial interest in a Series A Stock Certificate representing such shares and (2) in the case of Regulation S Shares, 40 days after the Original Issue Date, no Holder or beneficial owner of Series A may Transfer any shares of Series A owned by it except:

(i) pursuant to an effective registration statement under the Securities Act;

(ii) for so long as the shares are eligible for resale pursuant to Rule 144A under the Securities Act (“Rule 144A”), to a Person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A (“QIB”) that purchases for its own account or for the account of a QIB to whom notice is given that the Transfer is being made in reliance on Rule 144A;

(iii) pursuant to an offer, sale or other transfer to non-U.S. Persons that occur outside the United States within the meaning of Regulation S;

(iv) pursuant to another available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act; or

(v) to the Corporation or any of its Affiliates, subject to the Corporation’s and the Transfer Agent’s right prior to any offer, sale or other transfer pursuant to clause (iii) or clause (iv) to require the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them.

(b)

(i) Series A Stock Certificates representing Rule 144A Shares shall bear the applicable restrictive legend set forth in Annex I hereto until such legend is removed by the Corporation in accordance with the procedures set forth in Section 9(f).

(ii) Series A Stock Certificates representing Regulation S Shares shall bear the applicable restrictive legend set forth in Annex I hereto until the end of the Restricted Period, at which time all Regulation S Shares shall be freely tradeable by non-Affiliates in accordance with Section 9(g).

(c) Each Transferee of shares of Series A will be deemed to have represented and agreed that either (i) the Transferee is not acquiring or holding such shares of Series A or interest therein with the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Part 4 of Subtitle B of Title I of ERISA, (B) a “plan” as defined in and subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (C) any entity whose underlying assets are deemed under ERISA to include “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity, or (D) a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) or non-U.S. plan (as described in Section 4(b)(4) of ERISA) that is subject to any U.S. federal, state or local laws or non-U.S. laws that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Similar Law”); or (ii) the acquisition, holding and disposition of such shares of Series A or interest therein by the purchaser will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any Similar Laws.

9. Global Certificates for Stock; Transfer and Exchange.

(a) Shares of Series A offered and sold in their initial distribution in reliance on Rule 144A (the “Rule 144A Shares”) (if any) shall be issued in the form of one or more permanent Global Certificates, including the legend set forth in Annex I hereto (the “Rule 144A Global Certificate”), authenticated by the Transfer Agent. The Rule 144A Global Certificate will be deposited upon issuance with, or on behalf of, the Transfer Agent as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, for credit to the respective accounts of the beneficial owners of the Series A represented thereby (or to such other accounts as they may direct). The number of shares of Series A represented by the Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent, as custodian for DTC or its nominee, as hereinafter provided.

(b) Shares of Series A offered and sold in their initial distribution outside the United States of America in reliance on Regulations S (the “Regulation S Shares”) shall be issued in the form of one or more permanent Global Certificates, including the legend set forth in Annex II hereto (the “Regulation S Global Certificate”), authenticated by the Transfer Agent. The Regulation S Global Certificate will be deposited upon issuance with, or on behalf of, the Transfer Agent as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, for credit to the respective accounts of the beneficial owners of the Series A represented thereby (or to such other accounts as they may direct). The number of shares of Series A represented by the Regulation S Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent, as custodian for DTC or its nominee, as hereinafter provided.

(c) A Holder may Transfer shares of Series A to another Person or exchange a Series A Stock Certificate for another Series A Stock Certificate by presenting to the Transfer Agent a written request therefor stating the name of the proposed Transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by the Transfer Agent, except that any Transfers or exchanges between the Rule 144A Global Certificate and the Regulation S Global

Certificate, or vice versa, shall be made as set forth in Section 9(e) or Section 9(g), as applicable. The Transfer Agent will promptly register any Transfer or exchange that meets the applicable requirements by noting the same in the register maintained by the Transfer Agent for the purpose, and no Transfer or exchange will be effective until it is registered in such register. The Transfer or exchange of any Series A Stock Certificate (or a beneficial interest therein) may only be made in accordance with applicable law and this Certificate of Designation, as applicable, and, in the case of a Global Certificate (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Transfer Agent shall refuse to register any requested Transfer or exchange that does not comply with this Certificate of Designation. A Global Certificate may not be Transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) The Transfer and exchange of beneficial interests in Global Certificates shall be effected through DTC, in accordance with this Certificate of Designations (including restrictions on transfer set forth in Section 8, as applicable) and the procedures of DTC therefor. A Transferor of a beneficial interest in a Global Certificate shall deliver a written order given in accordance with DTC’s procedures containing information regarding the participant account of DTC to be credited with a beneficial interest in such Global Certificate or another Global Certificate and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Certificate and the account of the Person making the Transfer shall be debited by an amount equal to the beneficial interest in the Global Certificate being Transferred.

(e) A registration of Transfer or exchange of beneficial interests in a Regulation S Global Certificate for beneficial interests in the Rule 144A Global Certificate prior to the Resale Restriction Termination Date shall be made upon the receipt by the Transfer Agent or its agent of a certificate substantially in the form set forth in Annex IV hereto from the proposed Transferee.

(f) Promptly following the one year anniversary of the later of the Original Issue Date and the last date on which the Corporation or any Affiliate of the Corporation was the owner of such shares or a beneficial interest in a Series A Stock Certificate representing such shares, the Corporation shall (i) if Rule 144A Shares (if any) are represented by one or more Rule 144A Global Certificates, comply with any applicable DTC procedures for delegending or otherwise exchanging any such Global Certificate for a Global Certificate not bearing the restrictive legend set forth in Annex I hereto and changing the restricted CUSIP number for an unrestricted CUSIP number (including DTC’s mandatory exchange process, if applicable), and (ii) if Rule 144A Shares (if any) are represented by Definitive Series A Certificates, (1) instruct the Transfer Agent to cancel any such Definitive Series A Certificates and (2) issue to the Holder thereof (or its Transferee) a new Definitive Series A Certificate representing the same number of shares of Series A, registered in the name of the Holder thereof (or its Transferee), that does not bear the legend set forth on Annex I, if, in the case of both (i) and (ii), the Corporation determines in its sole discretion (upon the advice of counsel and such other certifications and evidence as the Corporation may reasonably require) that Rule 144A Shares are eligible for resale by non-Affiliates of the Corporation pursuant to Rule 144 under the Securities Act (or a successor provision) without the need to satisfy certain conditions to ensure that Transfers thereof are effected in compliance with the Securities Act (the date on which the Corporation makes such a determination in the affirmative, the “Resale Restriction Termination Date”).

(g) Prior to the expiration of the Restricted Period, interests in the Regulation S Global Certificate may only be held through Euroclear or Clearstream.

During the Restricted Period, beneficial ownership of interests in the Regulation S Global Certificate may only be sold, pledged or otherwise Transferred through Euroclear or Clearstream in accordance with the rules and procedures of Euroclear and Clearstream, to the extent applicable to such transaction and as in effect from time to time. Transfers by an owner of a beneficial interest in the Rule 144A Global Certificate to a Transferee who takes delivery of such interest through the Regulation S Global Certificate before the Resale Restriction Termination Date, shall be made only upon receipt by the Transfer Agent of a certification in the form provided in Annex III hereto, and such interest Transferred shall be held immediately thereafter through Euroclear or Clearstream. Regulation S Shares shall be freely tradable by non-Affiliates of the Corporation after the Restricted Period ends. Following the Resale Restriction Termination Date, if the Regulation S Shares are represented by one or more Regulation S Global Certificates, the Corporation shall follow applicable DTC procedures to change the CUSIP number for the Regulation S Shares to the unrestricted CUSIP number applicable to the Rule 144A Shares at that time, if such DTC procedures exist at such time.

(h)

(i) Except as provided below, owners of beneficial interests in Global Certificates will not be entitled to receive Definitive Series A Certificates. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Series A Certificates in exchange for their beneficial interests in a Global Certificate upon written request in accordance with DTC’s and the Transfer Agent’s procedures. In addition, Definitive Series A Certificates shall be Transferred to all beneficial owners in exchange for their beneficial interests in a Global Certificate if (A) DTC notifies the Corporation that it is unwilling or unable to continue as depositary for such Global Certificate or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Corporation within 90 days of such notice or (B) the Corporation in its sole discretion executes and delivers to the Transfer Agent an officer’s certificate stating that such Global Certificate shall be so exchangeable. In the event of the occurrence of any of the events specified in the preceding two sentences, the Corporation shall promptly make available to the Transfer Agent a reasonable supply of Definitive Series A Certificates.

(ii) Any Definitive Series A Certificate delivered in exchange for an interest in a Global Certificate pursuant to this Section 9(h) shall, (A) bear the appropriate legend set forth in Annex I, (1) in the case of Rule 144A Shares, if a Definitive Series A Certificate will be issued before the Resale Restriction Termination Date and (2) in the case of Regulation S Shares, if a Definitive Series A Certificate will be issued before the last date of the Restricted Period, and be registered in the name of the Holder of the Definitive Series A Certificate.

(iii) If a Definitive Series A Certificate is Transferred or exchanged for a beneficial interest in a Global Certificate, the Transfer Agent will (x) cancel such Definitive Series A Certificate, (y) record an increase in the number of shares of Series A represented by such Global Certificate equal to the number of shares of Series A of such Transfer or exchange and (z) in the event that such Transfer or exchange involves less than the entire number of shares represented by the canceled Definitive Series A Certificate, the Corporation shall execute, and the Transfer Agent shall, upon written request of the Corporation, authenticate and make available for delivery, to the Transferring Holder a new Definitive Series A Certificate representing the shares of Series A not so Transferred.

(iv) If a Definitive Series A Certificate is Transferred or exchanged for another Definitive Series A Certificate, (x) the Transfer Agent will cancel the Definitive Series A Certificate being Transferred or exchanged, (y) the Corporation shall execute, and the Transfer Agent shall authenticate and make available for delivery, one or more new Definitive Series A Certificates representing the number of shares of Series A of such Transfer or exchange to the Transferee (in the case of a Transfer) or the Holder of the canceled Definitive Series A Certificate (in the case of an exchange), registered in the name of such Transferee or Holder, as applicable, and (z) if such Transfer or exchange involves less than the entire number of shares represented by the canceled Definitive Series A Certificate, the Corporation shall execute, and the Transfer Agent shall, upon written request of the Corporation, authenticate and make available for delivery to the Holder thereof, one or more Definitive Series A Certificates representing the number of shares of Series A equal to the untransferred or unexchanged shares of Series A represented by the canceled Definitive Series A Certificates, registered in the name of the Holder thereof.

(v) Prior to the Resale Restriction Termination Date, a registration of Transfer or exchange of beneficial interests in Definitive Series A Certificates representing Rule 144A Shares to a QIB shall be made upon the representation of the Transferee in the form as set forth on the applicable Series A Stock Certificate that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Corporation as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the Transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A.

10. Reports. For so long as shares of Series A offered in reliance on the exemptions provided by Rule 144A remain outstanding and during any period when the Corporation is neither subject to Section 13(a) or Section 15(d) of the Exchange Act, the Corporation will furnish to Holders of and prospective investors in such shares of Series A, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the relevant shares of Series A are not freely transferable under the Securities Act by Persons who are not “affiliates” under the Securities Act. The Corporation will be entitled to require certification as to a Person’s bona fide status as a Holder of or prospective investor in the relevant shares of Series A, as applicable, prior to distributing to such Person the information to be provided by the Corporation.

11. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series A may deem and treat the Holder of record of any share of Series A as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

12. Notices. All notices or communications in respect of Series A shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Certificate of Formation or Bylaws or by applicable law.

13. No Preemptive Rights. No share of Series A shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

14. Other Rights. The shares of Series A shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Formation or as provided by applicable law.

In Witness Whereof, the Corporation has caused this certificate to be signed by Richard O. Hughes, its Executive Vice President, this 1st day of December, 2015.

BBVA COMPASS BANCSHARES, INC.

By	/s/ Richard O. Hughes
Name: Richard O. Hughes
Title: Executive Vice President

ANNEX I

Restrictive Legend

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY SECURITIES LAWS OF ANY OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY BENEFICIAL INTERESTS HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A CERTIFICATE: ONE YEAR AFTER THE LATER OF THE DATE OF ORIGINAL ISSUE OF THIS SECURITY AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF SUCH SECURITY OR THE RELEVANT BENEFICIAL INTEREST THEREIN (OR ANY PREDECESSOR THERETO)], [IN THE CASE OF REGULATION S CERTIFICATE: 40 DAYS AFTER THE DATE OF ORIGINAL ISSUE OF THIS SECURITY], ONLY (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THE SHARES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO AN OFFER, SALE OR OTHER TRANSFER TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (E) TO THE CORPORATION OR ANY OF ITS AFFILIATES, SUBJECT TO THE CORPORATION’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR OTHER TRANSFER PURSUANT TO CLAUSE (C) OR (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

IN ADDITION, THE HOLDER OF THIS SECURITY UNDERSTANDS THAT THE ISSUER MAY RECEIVE A LIST OF PARTICIPANTS HOLDING POSITIONS IN THIS SECURITY. EACH PURCHASER OF THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN WILL BE DEEMED TO REPRESENT THAT IT AGREES TO COMPLY WITH THE TRANSFER RESTRICTIONS SET FORTH HEREIN AND IN THE CERTIFICATE OF DESIGNATION, AND WILL NOT TRANSFER THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN EXCEPT TO AN ELIGIBLE PURCHASER WHO CAN MAKE THE SAME ACKNOWLEDGMENTS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS ON BEHALF OF ITSELF AND EACH ACCOUNT FOR WHICH IT IS PURCHASING.

ANNEX II

Global Certificate Legend

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

ANNEX III

Regulation S Certificate

[Date]

BBVA Compass Bancshares, Inc. (the “Company”)

c/o	Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

Attention: Laura Fierro

Fax: (312) 601-4360

Re:	Floating Non-Cumulative Perpetual Preferred Stock, Series A, Liquidation Preference $200,000 Per Share (the “Shares”)

Ladies and Gentlemen:

In connection with our proposed sale of Shares, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Shares was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with provisions of Rule 903(b)(2) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are] [are not] an Affiliate of the Company and, to our knowledge, the transferee of the Shares [is] [is not] an Affiliate of the Company.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

ANNEX IV

Rule 144A Certificate

[Date]

BBVA Compass Bancshares, Inc. (the “Company”)

To:	Computershare Trust Company, N.A., as Transfer Agent (the “Transfer Agent”)

250 Royall Street

Canton, MA 02021

Attention: Laura Fierro

Fax: (312) 601-4360

Re:	Floating Non-Cumulative Perpetual Preferred Stock, Series A, Liquidation Preference $200,000 Per Share (the “Shares”)

Ladies and Gentlemen:

This Certificate relates to:

[CHECK A OR B AS APPLICABLE.]

☐ A.	Our proposed purchase of $_____ Shares.

☐ B.	Our proposed exchange of $_____ Shares for an equal amount of Shares to be held by us.

We and, if applicable, each account for which we are acting, are a qualified institutional buyer within the meaning of Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”). If we are acting on behalf of an account, we exercise sole investment discretion with respect to such account. We are aware that the transfer of Shares to us, or such exchange, as applicable, is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A. Prior to the date of this Certificate, we have received such information regarding the Company as we have requested pursuant to Rule 144A(d)(4) or have determined not to request such information.

You and the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

We also hereby certify that we are not an Affiliate of the Company and, to our knowledge, the transferee of the Shares is not an Affiliate of the Company

Very truly yours, [NAME OF PURCHASER (FOR TRANSFERS) OR OWNER (FOR EXCHANGES)]

By:
Name:
Title:
Address:

Date: __________________

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